UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: September 19, 2007

MONOGRAM BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30369	94-3234479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Oyster Point Blvd., South San Francisco, California, 94080

(Address of Principal Executive Offices, including zip code)

(650) 635-1100

(Registrant’s Telephone Number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement or Certain Officers.

Amendment to Equity Incentive Plan

On September 19, 2007, Monogram Biosciences, Inc., or Monogram, held its 2007 Annual Meeting of Stockholders, or Annual Meeting. At the Annual Meeting, the stockholders approved an amendment to Monogram’s 2004 Equity Incentive Plan, or the Incentive Plan, to increase the number of authorized shares available for issuance under the Incentive Plan by 5,000,000 shares and, if Monogram effects a reverse stock split, then an increase of an additional 8,000,000 shares, for an aggregate 13,000,000 share increase in the number of shares of common stock authorized for issuance under the Incentive Plan, as determined on a pre-split basis. Monogram’s directors and executive officers are eligible to participate in the Incentive Plan.

Amendment to William D. Young Employment Agreement

On September 20, 2007, the compensation committee of Monogram’s board of directors approved the amendment of the employment agreement of Monogram’s chief executive officer, William D. Young. The amended agreement was updated to reflect Mr. Young’s current annual base salary of $475,000. In addition, the amendment deleted the provision for a special annual bonus of between $50,000 and $100,000 to which Mr. Young had been entitled under the original agreement, but to which he had waived his right since 2003. The amount of severance to which Mr. Young is entitled under his employment agreement was not amended, but certain clarifying definitions were added and the agreement was brought into documentary compliance pursuant to Rule 409A of the Internal Revenue Code of 1986, as amended, or the Code. In addition, the amendment removed references to certain historic equity awards which have been made to Mr. Young and are now fully vested.

Amendment to Standard Executive Change of Control Agreement

On September 20, 2007, the compensation committee of Monogram’s board of directors approved an amendment to the change of control agreement for Monogram’s executive officers, other than the chief executive officer, to add Consolidated Omnibus Budget Reconciliation Act, or COBRA, benefits to the severance benefits payable under the agreement, and bring the agreement into documentary compliance with Rule 409A of the Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monogram Biosciences, Inc.
(Registrant)

	By:	/s/ Alfred G. Merriweather
Date: September 25, 2007		Alfred G. Merriweather
Senior Vice President and Chief Financial Officer